Exhibit 99.1

Contact: Bernie Pitz

(425) 951-1375

Anne Bugge

(425) 951-1378

SONOSITE REVENUE RISES 25%

NET INCOME RISES 48% IN SECOND QUARTER

Judge Issues Favorable Rulings for Sonosite in GE Lawsuit

Conference Call Webcast Live Today at 1:30 pm Pacific/ 4:30 pm Eastern

BOTHELL, WA –July 24, 2008 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today reported financial results for the second quarter and first half ended June 30, 2008.

Worldwide revenue in the second quarter of 2008 grew 25% to $59.2 million compared with $47.4 million in the second quarter of 2007. For the first half of 2008, worldwide revenue grew 24% to $111.7 million compared with $90.2 million for the first half of 2007. Changes in foreign currency rates increased worldwide revenue by approximately 4% in both the quarter and the first half of 2008.

For the second quarter of 2008, net income grew 48% to $2.5 million or $0.14 per diluted share, compared with net income of $1.7 million or $0.10 per diluted share in the second quarter of 2007. For the first half of 2008, net income more than tripled to $3.8 million or $0.22 per diluted share, compared with net income of $1.1 million or $0.07 per diluted share in the first half of 2007.

“The company’s strong momentum continued in the second quarter,” said Kevin M. Goodwin, SonoSite President and CEO. “The success of our new products drove our revenue growth worldwide. The M-Turbo™ and S Series™ products accounted for over half of our sales in the second quarter and are showing strong trends both internationally and domestically. During July we achieved an important corporate and industry milestone by surpassing $1 billion in cumulative sales since first starting the hand-carried ultrasound market 10 years ago.”

Mr. Goodwin continued, “Our profitability is also showing improvement. We are gaining leverage on our SG&A structure and achieved an operating margin of 9% in the second quarter despite outside legal costs of $3.5 million. We are looking forward to a strong year.”

The company also updated developments in the GE lawsuit pending in federal court in Madison, Wisconsin. In rulings issued this morning, the trial judge granted summary judgment motions in SonoSite’s favor on five of the six patents that GE has asserted against SonoSite. The court ruled that one of the GE patents is invalid and that SonoSite products do not infringe the other four GE patents. She also granted summary judgment in GE’s favor on two of SonoSite’s patents. The judge has not yet ruled on two remaining SonoSite patents and one remaining GE patent.

“This is a great victory”, said Mr.Goodwin. “It confirms what we have believed all along – that our products do not infringe GE’s patents and that GE is using the courtroom as a competitive weapon rather than compete with us in the marketplace.”

For the second quarter of 2008, US revenue grew 19% and 16% for the first half of 2008 as compared with the prior year periods. International revenue grew 31% for both the second quarter and first half of 2008 as compared to the same periods in 2007. Overall, international revenue accounted for 53% of total revenue in the quarter and 56% for the first half as compared with 50% and 52% respectively in the prior year. Changes in foreign currency rates increased international revenue by 7% for the quarter and 8% for the first half of 2008.

Gross margin in the second quarter of 2008 was 70% compared with 69% in the second quarter of 2007, and 71% in the first half of 2008 compared to 69% in the same period of 2007.

Operating expenses grew 16% to $36.1 million in the quarter and 13% to $71.6 million in the first half as compared with the same periods in 2007. R&D expense increased 7% for the quarter and 4% for the first half while SG&A expense grew 18% for the quarter and 15% for the first half compared to the prior year. As a percent of revenue, SG&A declined to 49% in the quarter and to 52% in the first half as compared with 52% and 56% respectively in the prior year.

Operating income in the second quarter of 2008 was $5.3 million, or 9% of revenue, compared with $1.5 million, or 3% of revenue, in the prior year. For the first half, operating income was $7.7 million, or 7% of revenue, as compared with an operating loss of $0.8 million in the year ago period.

Other expense in the second quarter of 2008 was $1.0 million compared with other income of $1.3 million in the second quarter of 2007. For the first half of 2008, other expense was $1.1 million compared with other income of $2.6 million in 2007. The change for both the quarter and first half of 2008 was primarily due to fixed interest expense on the convertible senior notes the company issued in July 2007. The interest rate on these notes exceeded the interest rate received on the related cash balance.

As of June 30, 2008, cash and investments totaled $315.3 million, an increase of $5.5 million from December 31, 2007. Cash flow from operations during the first half of 2008 was $5.0 million compared with $11.2 million in 2007. The reduced cash flow was primarily due to working capital requirements related to new product launches in the fourth quarter of 2007.

Company Updates 2008 Outlook

SonoSite updated its financial outlook for 2008. Revenue is now expected to grow approximately 20% for the year. Management continues to expect gross margin of approximately 70% and is broadening the range on operating margins to 9 to 11%. Other expense is expected to be approximately $3.0 million. The tax rate for the year is expected to be about 40%. The 2008 annual tax rate is expected to be lower than the first half of 2008 largely due to the expected reenactment of the federal R&E (Research and Experimentation) tax credit. The financial outlook for 2008 does not include any potential financial impact from the resolution of the Zonare patent litigation lawsuit. Management reiterated its target to achieve a 15% operating margin in 2009.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 ET. The call will be broadcast live and can be accessed via the “Investors” section of SonoSite’s website at www.sonosite.com. A replay of the audio webcast will be available beginning July 24, 2008, 4:30 pm PT and will be available until August 7, 2008, midnight PT by dialing (617) 801-6888 or toll-free (888) 286-8010. The confirmation code 85676843 is required to access the replay. The call will also be archived on SonoSite’s website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels to market and sell our products and any changes to such channels, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007 on the market price of our common stock, and as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.

Selected Financial Information

Condensed Consolidated Statements of Operations

(in thousands except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$59,230	$47,397	$111,729	$90,192
Cost of revenue	17,741	14,651	32,400	27,526

Gross margin	41,489	32,746	79,329	62,666
Gross margin percentage	70.0%	69.1%	71.0%	69.5%
Operating expenses:
Research and development	6,937	6,511	13,134	12,654
Sales, general and administrative	29,209	24,765	58,458	50,790

Total operating expenses	36,146	31,276	71,592	63,444

Operating income	5,343	1,470	7,737	(778)

Other income (expense), net	(956)	1,272	(1,107)	2,574

Income before income taxes	4,387	2,742	6,630	1,796

Income tax provision	1,863	1,035	2,861	652

Net income	$2,524	$1,707	$3,769	$1,144

Net income per share:
Basic	$0.15	$0.10	$0.22	$0.07

Diluted	$0.14	$0.10	$0.22	$0.07

Weighted average common and potential
common shares outstanding:
Basic	16,843	16,606	16,806	16,550

Diluted	17,456	17,112	17,429	17,061

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30, 2008	December 31, 2007

Cash and cash equivalents	$181,648	$188,701
Short-term investment securities	130,935	119,873
Accounts receivable, net	60,100	60,954
Inventories	33,319	29,740
Deferred income taxes, current	9,647	13,138
Prepaid expenses and other current assets	6,888	7,759

Total current assets	422,537	420,165

Property and equipment, net	9,436	10,133
Investment securities	2,716	1,257
Deferred income taxes	13,767	12,959
Intangible assets, net	16,384	16,346
Other assets	10,613	9,521

Total assets	$475,453	$470,381

Accounts payable	$4,273	$8,868
Accrued expenses	21,977	24,431
Deferred revenue, current portion	3,294	3,502
Deferred tax liability, current	115	115

Total current liabilities	29,659	36,916

Long-term debt	225,000	225,000
Deferred tax liability	4,528	4,528
Other liabilities, net of current portion	12,768	11,075

Total liabilities	271,955	277,519

Shareholders’ equity:
Common stock and additional paid-in capital	242,857	236,325
Accumulated deficit	(41,124)	(44,893)
Accumulated other comprehensive income	1,765	1,430

Total shareholders’ equity	203,498	192,862

Total liabilities and shareholders’ equity	$475,453	$470,381

Condensed Consolidated Statements of Cash Flow

(in thousands) (unaudited)

	Six Months Ended June 30,
	2008	2007

Operating activities:
Net income	$3,769	$1,144
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,088	2,117
Stock-based compensation	3,467	3,783
Deferred income tax provision (benefit)	3,507	(112)
Other adjustments	(677)	(1,135)
Changes in working capital	(7,176)	5,441

Net cash provided by operating activities	4,978	11,238

Investing activities:
Investment securities, net	(11,604)	(7,864)
Purchases of property and equipment	(1,255)	(1,830)
Earn-out consideration associated with SonoMetric acquisition	(921)	(654)

Net cash used in investing activities	(13,780)	(10,348)

Financing activities:
Excess tax benefit from exercise of stock options	767	334
Proceeds from exercise of stock options & employee stock purchase plan	2,019	3,537

Net cash provided by financing activities	2,786	3,871

Effect of exchange rate changes on cash and cash equivalents	(1,037)	(466)

Net change in cash and cash equivalents	(7,053)	4,295
Cash and cash equivalents at beginning of period	188,701	45,673

Cash and cash equivalents at end of period	$181,648	$49,968